EXHIBIT 99.4

Edevate to Join Sibling Group

Accreditation for MOOCS, Career Assessment, Credentials and More

ATLANTA, GA--(Marketwired - Nov 21, 2013) - Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com) (the "Company"), whose business strategy is focused on the development and acquisition of 21st century educational management services and education technology, announced today that it has entered into an agreement to acquire the assets and operations of EDEVATE (www.edevate.us and www.edevate.com), an Atlanta based company with offerings aimed at the burgeoning market for career assessment at all levels, and a testing and credentialing service that transforms all of life's experiences into valuable credentials. The transaction is subject to final approval of both Boards, and other conditions. Upon completion, the operations and management will join Sibling and its management, along with the recently announced business combination with Blendedschools.net, which will make up the senior management team.

"We see this as a paradigm shift for the Company, allowing us to span from Pre-K through K-12, and now career development and professional degrees. EDEVATE's approach is complementary to the development we already brought together, and will leverage both the professional development libraries and the delivery systems that Blendedschools.net contributes," said Amy Lance, Sibling's Chairman of the Board. She continued, "We are impressed by the work that has gone into EDEVATE and expect to use that as a cornerstone of a much larger marketing plan across the entire educational marketplace. We will leverage the experience base of their management team to accelerate our growth dramatically."

EDEVATE is a recent startup whose management includes experience in both education and business development. Edevate was founded by its CEO, College Chancellor, Gareth N. Genner with backing from Frank Hanna of Hanna Capital. Gordon Rogers, the President of Edevate is a 25 year veteran of start-ups in the field of digital education and learning management, having founded an e-learning software company (Meliora Systems), and has been a part of Asymetrix Learning, which is now part of SumTotal Systems, a leading LMS provider. He spent the last decade working with early stage ventures in the ed-tech sector, including both K-12 and higher-ed markets, as well as start-ups developing innovative offerings in the digital publishing, virtual worlds/MMO games for kids, and mobile learning areas.

There are in excess of 22 million unemployed or underemployed work-eligible adults in the United States while 4 million skilled jobs remain unfilled because of a lack of qualified candidates. It is estimated that by 2020 there will be over 9 million such openings and a comparable number of unemployed candidates without requisite skills. There are forecast to be 100 million active MOOC students by 2020.

The EDEVATE platform is proprietary. The company holds numerous Trademarks for the trading style and associated terms as well as URL registrations. The concept of "Incremental Credentialing" is a fruit of the experience of the founders and is the subject of a Patent. Edevate has an agreement with Excelsior College (http://www.excelsior.edu/) allowing Edevate users to earn ACE transfer credit and accredited college degrees. Edevate's strategic partnership with Expert Rating (http://expertrating.com) provides immediate access to 600 skill credentials that have been used by 2,000,000 test takers in 10,000 enterprises and 60 countries together with capacity to develop custom assessments for high volume MOOCS. Edevate's exclusive relationship with Saint Charles College offers a unique opportunity to develop into a nationally accredited degree granting institution.

Edevate credentials learning experiences gained through free Massive Open Online Courses (MOOCS) and offers users a central repository for their credentials and learning experiences. Edevate users build a comprehensive transcript of their learning experiences and skills. Edevate also allows users to complete customized assessments of prior learning, thereby converting un-assessed learning experiences into accredited and transferable credentials.

Traditional higher education is increasingly beyond the financial reach of both high school graduates and working adults. US student loans exceed one trillion dollars and the legacy system is not providing skilled workers required by the US and other economies. Time commitments make it difficult for working adults to attend brick & mortar institutions and online career colleges have high dropout rates and prohibitive tuition. MOOCS alone offer only a partial solution as they are typically un-assessed and hence do not provide evidence of competence. By offering accredited assessments of prior learning, including options for transferable college credit, Edevate offers an alternative that is tuition free with minimal testing costs, allowing students to acquire career focused skills and qualifications at their own pace and schedule without incurring student loans.

ABOUT:

Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com and http://www.specialedmatters.com/) intends to acquire, on a global basis, advanced technology and education management operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of education across the globe. The results: better educated children and adults, a sustainable and cost effective instructional model and reduced dependence on governmental funding. Our current operations include professional development for the teaching profession and educational technology offerings including classroom management tools. We are investing in specialized curriculum such as STEM (science, technology, engineering and math), ESL (english as a second language), SEL (social and emotional learning) and Special Ed aimed at supporting students and teachers with special needs. The Company's educational operations are based in Columbus, Ohio, and the executive offices are in Atlanta, Georgia.

Safe Harbor:

This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site,www.SEC.gov.

Contact:

CONTACT:

Alexandra Langheinrich

Email: Alexandra@wallstreetnewscast.com

PHONE : (201) 355-6946